The information in the preliminary prospectus supplement (as supplemented by this supplement) is not complete and may be amended. We may not sell these securities until we deliver a final prospectus supplement and accompanying prospectus. The preliminary prospectus supplement (as supplemented by this supplement) is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.
Filed pursuant to Rule 424(b)(5)
File Number 333-140273 and 333-140273-01
First National Master Note Trust
Issuing Entity

First National Funding LLC	First National Bank of Omaha
Depositor	Sponsor, Bank and Servicer
$600,000,000 Class A Series 2009-1 Asset Backed Notes

Supplement, dated May 29, 2009 (subject to completion)
to
Preliminary Prospectus Supplement, dated May 26, 2009 (subject to completion)
to
Prospectus dated May 26, 2009

This Supplement should be read in conjunction with the Preliminary Prospectus Supplement, dated May 26, 2009, the first Supplement, dated May 29, 2009, to such Preliminary Prospectus Supplement and the Prospectus, dated May 26, 2009.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved these notes or determined that the prospectus supplement (as supplemented by this supplement) or the prospectus that accompanies the prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The Preliminary Prospectus Supplement referenced above is hereby modified and supplemented as described in this supplement. References to page numbers are to the page numbers in the Preliminary Prospectus Supplement referenced above.
Structural Summary:
•	The following paragraph is added immediately following the second paragraph under “Structural Summary – Other Claims on the Receivables – Other Series of Notes” on page S-6:

“On May 29, 2009, Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) announced that it had placed the Series 2007-1 Class A notes, the Series 2007-1 Class C notes, the Series 2007-2 Class A notes and the Series 2007-2 Class C notes on CreditWatch with negative implications. S&P stated that the CreditWatch is driven by the potential downgrade of First National Bank of Omaha, revised loss rate assumptions for the trust and the increase in net losses to the trust over the past year. S&P also noted, among other things, that it believes that the current credit support available for the Class A and Class C notes from Series 2007-1 and Series 2007-2 may be inadequate to maintain the current ratings on such notes.”

S-1